Exhibit 8.3
[Letterhead of Sidley Austin LLP]

February 5, 2010

GS Mortgage Securities Corp.
200 West Street
New York, New York  10282-2198

Re:	GS Mortgage Securities Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel for GS Mortgage Securities Corp., a Delaware corporation (the “Corporation”), in connection with the preparation of its registration statement on Form S-3 (the “Registration Statement”) relating to the issuance from time to time in one or more series (each, a “Series”) of asset-backed securities (the “Securities”) that are registered on such Registration Statement.  The Registration Statement is filed concurrently with the delivery of this opinion with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  As set forth in the Registration Statement, each Series of Securities will be issued under and pursuant to the conditions of a separate pooling and servicing agreement, trust agreement or indenture between the Corporation, a trustee and, where appropriate, a servicer, each to be identified in the prospectus supplement for such Series of Securities.

We have examined the prospectus contained in the Registration Statement (the “Prospectus”) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

We have advised the Corporation with respect to certain federal income tax consequences of the proposed issuance of the Securities.  This advice is summarized under the heading “Federal Income Tax Consequences” in the Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.  We hereby confirm and adopt the opinions expressly set forth under the above quoted heading in the Prospectus as representing our opinion on the material federal income tax consequences of the purchase, ownership and disposition of the Securities.  There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as special federal tax counsel to the Corporation under the above quoted heading in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Act or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP